Exhibit 4.35

Equity and Creditor’s Rights Transfer Agreement

(Summary Translation)

This Agreement is entered into on December 22, 2014 by and among the following parties:

Party A-1: Beijing China Index Information Co., Ltd.

Party A-2: Shanghai SouFun Advertising Co., Ltd.

Party B-1: Beijing Lu’an-Fulin Car Rental Co., Ltd.

Party B-2: Beijing RunZe Crowd Funding Technology Co., Ltd.

Party C: Beijing RunZe Microfinance Co., Ltd.

Party D: Chen Xingtian (Legal Representative of Beijing RunZe Microfinance Co., Ltd.)

Whereas,

1.	Party C is a corporation limited by shares incorporated and existing under the laws of the People’s Republic of China, with its registered office at Beijing, China, qualified to provide small loans. Its issued and outstanding share capital amounts to 100,000,000 share with the par value being RMB1.00 per share.

2.	Party B-1 desires to transfer to Party A-1 no more than 20% of the shares it holds in Party C, and Party B-2 desires to transfer to Party A-2 no more than 20% of the shares it holds in Party C. Both Party A-1 and Party A-2 desire to purchase such shares.

3.	Party C desires to transfer to Party B-1 and Party B-2, and Party B-1 and Party B-2 desires to purchase from Party C certain creditor’s rights.

4.	As of the date hereof, Party C has bank borrowings in the aggregate amount of RMB29 million.

Now therefore, the parties hereto hereby enter into the following agreement pursuant to the applicable laws and regulations of the People’s Republic of China.

I.	Definitions

Unless otherwise provided herein, the following terms shall have the following meanings:

Transferors of the Shares	means	Party B-1 and Party B-2
Transferees of the Shares	means	Party A-1 and Party A-2 or any other party designated by Party A-1 and/or Party A-2 to exercise their respective rights provided herein
Share Transfers	means	the transfer by Party B-1 of no more than 20% shares it holds in Party C to Party A-1 and the transfer by Party B-2 of no more than 20% shares it holds in Party C to Party A-2

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RMB60 Million Special Payment	means	the aggregated amount of RMB60 million payable to Party C by Party A-1, Party A-2 and Beijing Tian Xia Dai Information Services Co., Ltd. pursuant to the Equity and Creditor’s Rights Transfer Agreement (RMB60 million) entered into by and between Party A-1, Party A-2 and Beijing Tian Xia Dai Information Services Co., Ltd. on the one side and Beijing Zhonghongxin Investment Management Co., Ltd., Beijing Zhongyinggu Investment Management Co., Ltd., Li Huilan, Zhang Xiaoqin, Party C and Party D on the other
Consideration of the Share Transfers	means	the consideration payable by the Share Transferees under the Share Transfers herein, which shall be calculated at RMB1 per share and the aggregated amount of which shall not exceed RMB40 million
Transferor of the Creditor’s Rights	means	Party C
Transferees of the Creditor’s Rights	means	Party B-1 and Party B-2
Creditor’s Rights Transfers	means	the transfer of certain creditor’s rights by Party C to Party B-1 and Party B-2 respectively
Consideration of the Creditor’s Rights Transfers	means	RMB69 million
Effective Date of the Share Transfer	means	the expiry date of 6 months after the execution of this Agreement
Effective Date of the Creditor’s Rights Transfer	means	the execution date of this Agreement

II.	Terms and Conditions of the Share Transfers

2.1	Shares to be Transferred

Party B-1 agrees to transfer to Party A-1 no more than 20% of the shares holds in Party C and Party B-2 agrees to transfer to Party A-2 no more than 20% of the shares it holds in Party C. The parties shall agree on the definitive number of shares transferred on the Effective Date of the Share Transfer calculated according to the consideration that the Transferees actually pay to Party C.

2.2	Price of the Share Transfers

Both the Transferors and Transferees of the Shares have agreed the transfer price of the shares herein shall be RMB1 per share.

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III.	Terms and Conditions of the Creditor’s Rights Transfers

3.1	Price and Payment of the Creditor’s Rights Transfers

Both Party C and the Transferees of the Creditor’s Rights have agreed the aggregate consideration of the Creditor’s Rights Transfer contemplated herein shall be RMB69 million which is payable to the joint account under Party C in installments after the full payment of the 60 Million Special Payment by the Transferees of the Shares to Party C.

Party D hereby irrevocably agrees to undertake the joint and several liabilities to Party C as a guarantor of the Transferees of the Creditor’s Rights.

3.2	Post-transfer Creditor’s Rights Administration

3.2.1	The parties hereby agree that upon the completion of the Creditor’s Rights Transfers, Party B-1 and Party B-2 shall irrevocably delegate Party C to administrate the Creditor’s Rights so transferred and have all the principals and interests it has collected paid to the joint account under Party C as the Consideration of the Creditor’s Rights Transfers.

3.2.2	The parties hereby agree that the Consideration of the Creditor’s Rights Transfers of RMB69 million payable to Party C shall first be used for the repayment of the bank loans of RMB29 million owed by Party C.

IV.	Payment Schedule of the Share Transfers and Creditor’s Rights Transfers

4.1	The parties hereby agree that in the event Party B-1 and Party B-2 fail to make full payment of the Consideration of the Creditor’s Rights Transfers of RMB69 million on or before the expiry date of 6 months after the execution of this Agreement and the settlement of the 60 Million Special Payment payable to Party C by the Transferees of the Shares, Party A shall have the right to purchase (in whole or in part) from Party B-1 and Party B-2 the number of shares they hold in Party C representing the difference (no more than RMB40 million) between the agreed Consideration of the Creditor’s Rights Transfers of RMB69 million and the amount actually paid by Party B-1 and Party B-2 to Party C hereunder. Party B-1, Party B-2, Party C and Party D agree to make their best efforts to render assistance in such case.

4.2	The parties hereby agree that the Consideration of the Share Transfers payable to the Transferors of the Shares by the Transferees of the Shares shall be paid to Party C directly by the Transferees of the Shares, which shall set off the Consideration of the Creditor’s Rights Transfers payable to Party C by the Transferors of the Shares (also the Transferees of the Creditor’s Rights) provided herein.

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4.3	In the event Party B-1 and Party B-2 manage to have the full amount of RMB69 million being the Consideration of the Creditor’s Rights Transfers collected by Party C on or before the expiry date of 6 months after the execution of this Agreement and the settlement of the 60 Million Special Payment payable to Party C by the Transferees of the Shares, and have such amount of RMB69 million transferred into the joint account by Party C, Party B-1, Party B-2 and Party C are entitled to terminate the above paragraphs 4.1 and 4.2 herein unilaterally.

4.4	The parties hereby agree that within 6 business days after the expiration of the period described in paragraph 4.1, the Transferee of the Shares shall have the Consideration of the Share Transfers provided under paragraph 4.1 herein paid directly to the joint account under Party C.

4.5	The parties hereby agree that:

4.5.1	The Transferees of the Shares shall be deemed as having performed in full their obligation of payment for the Share Transfers provided herein upon the payment of the Consideration of the Share Transfers to Party C pursuant to the foregoing paragraph 4.4.

4.5.2	The Transferors of the Shares (also the Transferees of the Creditor’s Rights) shall be deemed as having performed in full their obligation of payment for the Creditor’s Rights Transfers provided herein upon the payment of the Consideration of the Share Transfers to Party C pursuant to the foregoing paragraph 4.4.

4.6	Management of the funds in the joint account under Party C:

4.6.1	The Consideration of the Share Transfers paid into the joint account under Party C by the Transferees of the Shares shall not be used for any expenses other than for or in connection with the main businesses of Party C; and

4.6.2	Party C is not allowed to make use of any fund in the joint account without the written approval issued by Party A-1. Such funds in the joint account shall not be released until the Share Transfers contemplated hereunder are approved by Beijing Finance Office and the registration with the industrial and commercial authorities is completed.

V.	Claims and Liabilities

5.1	Both Party C and Party D acknowledge that, by the time the Transferees of the Shares become the shareholders of Party C, Party C has not entered into any guarantee for any third party or is liable for any debt that is not disclosed to the Transferees of the Shares.

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5.2	Party D agrees that he shall be personally liable for any debt or obligation under any guarantee of Party C which exits by the time the Transferees of the Shares become the shareholders of Party C and is not disclosed to the Transferees of the Shares in writing.

VI.	Representations and Warranties

Each of the parties hereto hereby severally but jointly represents, warrants and covenants that:

6.1	As of the date of execution hereof, such party is a legal entity duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, or an individual with full capacity for civil conduct.

6.2	Such party has full power and authority and is eligible in terms of qualification or capacity subject to the laws of China to enter into this Agreement and to perform its obligations hereunder.

6.3	The entry into and performance by such party of this Agreement do not result in any breach of, any of the terms of, or constitute a default under, any material contract or agreement to which it or he is a party.

6.4	Such party has taken all necessary action on its part to authorize the execution of this Agreement by it or his undersigned representative.

6.5	The Transferors of the Shares warrant that the shares to be transferred to the Transferees of the Shares are free and clear, with no pledge and no dispute or litigation before any court.

6.6	Both Party C and Party D have informed the Transferees of the Shares of all and any information and data in connection with the Share Transfers contemplated hereunder and any other related transactions which are available to them in a complete and prompt manner.

VII.	Breach and Liability for Breach

7.1	Should the Transferees of the Shares delay in performing its payment obligation hereunder, they shall, for each day delayed, pay the Transferors of the Shares a penalty equal to 0.03% of the Consideration of the Share Transfers; should the Transferors of the Shares, Party C or Party D makes false representations and covenants or fail to perform relevant obligations according to provisions hereof, they shall pay the Transferees of the Shares a penalty equal to 10% of the the Consideration of the Share Transfers and the Transferees of the Shares shall have the right to unilaterally terminate the Agreement.

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7.2	In case of any breach, the breaching party shall indemnify the non-breaching party for all expenses incurred as a result of such breach and all losses caused thereby.

7.3	Payment of expenses and losses arising out of breaches shall not prejudice the non-breaching party’s right to request the breaching party to indemnify its loss, to continue to perform the Agreement or to terminate the Agreement.

VIII.	Effect, Modification and Termination of the Agreement

8.1	No modification or amendment hereto shall be valid unless it is separately negotiated by the parties and set forth in a written agreement entered into by the parties.

8.2	This Agreement shall be terminated if:

8.2.1	All parties hereto agree to terminate the Agreement upon negotiation; or

8.2.2	Either party shall be entitled to terminate this Agreement if the parties fail to obtain an approval of the Transfers of the Shares contemplated hereunder from Beijing Finance Office.

8.3	The parties hereby agree that, upon the termination of this Agreement, the amount paid by the Transferees of the Shares to Party C (as well as all the proceeds arising out of the business operations) shall be returned by Party C to each of the Transferees of the Shares. If any part of such amount (as well as the respective proceeds) is granted as loans and has not yet been recovered, Party C is liable to have creditor’s rights arising threrefrom transferred to the Transferees of the Shares as the equivalent for the balances. The proportion thereof shall be decided by the Transferees of the Shares at their discretion.

IX.	Dispute Resolution

9.1	The validity, interpretation and performance hereof shall be governed by laws of the PRC.

9.2	Any dispute of the parties arising from the Agreement shall be firstly settled through amicable negotiation. If no agreement can be reached through negotiation, any party may refer such dispute to the people’s court at the location of Party A-1.

[Signature page follows]

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[Signature page to Equity and Creditor’s Rights Transfer Agreement]

Party A 1: Beijing China Index Information Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party A 2: Shanghai SouFun Advertising Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Mo Tianquan

December 22, 2014

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[Signature page to Equity and Creditor’s Rights Transfer Agreement]

Party B-1: Beijing Lu’an-Fulin Car Rental Co., Ltd. (seal)

Legal Representative/Authorized Representative (signature):	/s/Li Ronglan

Party B-2: Beijing RunZe Crowd Funding Technology Co., Ltd. (seal)

Legal Representative/Authorized Representative (signature):	/s/ Li Yinlong

Party C: Beijing RunZe Microfinance Co., Ltd. (seal)

Legal Representative/Authorized Representative (signature):	/s/ Chen Xingtian

December 22, 2014

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